Contract
on Supplies and Services
concluded between



BAYER AG, Bayerwerk, 51368 Leverkusen
- hereinafter referred to as BAYER -

and

KRONOS TITAN-GMBH, Peschstrasse 5, 51373 Leverkusen as well as KRONOS INTERNATIONAL, INC., Peschstrasse 5,
51373 Leverkusen
- both hereinafter referred to as KRONOS -

Introductory remarks



Before Dr. Heinrich Jaspers, Amtsgerichstrat (municipal judge), Opladen, the contracting parties concluded, on June 21, 1952, a lease contract
(Erbbaurechtsvertrag) for a term ending December 31, 2050, under which a lease (Erbbaurecht) was assigned to KRONOS on real estate owned by BAYER.

In order to enable KRONOS to continue its business operations the contracting parties entered into a general contract on June 21, 1952, which was due to expire on December 31, 1971, and includes three supplementary agreements concerning

     a)  the delivery of sulfuric acid and other raw materials,
     b)  utilities, transport and other works facilities,
     c)  the regulation of the social services.

This general contract was superseded by the Supplies and Services Contract concluded on September 9, 1971 which became effective on January 1, 1972 for a period of again twenty years and which ended on December 31, 1991. Three appendices were attached to the text of the Contract:

Appendix 1: Energy supplies   A)  Supply of electric power
                              B)  Steam supplies
                              C)  Water supplies
                              D)  Natural gas supplies
                              E)  Compressed air supplies
                              F)  Supplies of nitrogen and oxygen
                              G)  Supplies of NH3 cooling medium
                              H)  Supplies of fully demineralized water

Appendix 2: Determination of the annual lump sums pursuant to Section 7, sub-
            para 3.4 to cover the costs incurred by BAYER for their sewer system

Appendix 3: Facilities pursuant to Section 8 of the Supplies and Services
            Contract and their accounting method

In view of the binding agreement concluded between the two parties on December 29, 1983/February 8, 1984 on the future cooperation between the two companies, the Contract of September 9, 1971 was extended by mutual agreement on December 30, 1991/January 23, 1992 and on February 4/March 18, 1993 till December 31, 1993.

In order to enable KRONOS to continue its business operations, the contracting parties have concluded a new Supplies and Services Contract as a follow-up contract with effect from January 1, 1994 till December 31, 2011.

This follow-up contract as a framework agreement shall be supplemented by the following supplementary agreements concluded between BAYER and KRONOS which shall continue to remain valid for their agreed periods.

 1) Agreement regarding spent acid shipping of August 2, 1982, supplemented by the

 2)  Agreement on the waste acid tank relocation of July 17/July 24, 1992

 3)  Agreement on the closure of the Burrig landfill site of July 7/July 20,
     1989

 4)  Agreement on the sulfuric acid line of June 6/June 29, 1990


Section 1
Basic conditions

 1. BAYER undertakes to supply, on the contractually agreed scale to the KRONOS facilities located on the leased premises (Erbbaurechtsgelande) and on the adjacent premises owned by KRONOS in Leverkusen, BAYER products, raw materials (only oxygen and nitrogen), energy and services as described in this Contract from its own production or purchased from third parties.

 2. KRONOS undertakes to obtain exclusively from BAYER on the scale laid down in this Contract and any supplementary agreements thereto the supplies and services necessary for the operation of its facilities in Leverkusen and as described in this Contract. Moreover, KRONOS shall only be entitled, but shall not be obliged, to obtain supplies and services from BAYER in accordance with the provisions of this Contract.

 3. The obligations pursuant to Section 1, subsection 1 above shall apply only as long as KRONOS is a subsidiary of NL Industries, Inc. A subsidiary of NL Industries, Inc. shall be any company in which 51% of the share capital is owned by NL Industries, Inc. or by a company in which NL Industries Inc. controls 51% of the share capital either directly or indirectly, or a company which is dependent on a company of the type described above on the basis of a contractual agreement (Organverhaltnis). KRONOS' merger with or conversion into any company so owned by NL Industries, Inc. shall not terminate the rights and obligations under this Contract.

     The obligations under Section 1, subsection 1 shall become void if:

     -  KRONOS finally discontinues its production operation at Leverkusen.

     - the KRONOS facilities at Leverkusen or essential parts thereof are acquired by third parties, i.e. parties other than subsidiaries of NL Industries, Inc. as defined under Section 1, subsection 3 of the Contract, for the purpose of production on the premises of KRONOS at Leverkusen.

     - within the scope of a permission of use of any nature, the utilization of the KRONOS facilities at Leverkusen falls wholly or in essential parts to third parties.

 4. BAYER shall be prepared to increase in reasonable measure its supplies and services beyond the volume agreed upon at the date of the conclusion of this Contract in as far and as long as unutilized capacities are available. Such increases in supplies and services shall in each case be covered by separate agreements.

 5. If, during the term of this Contract, additional or different requirements arise with KRONOS in respect of such supplies and services as cannot be met by existing facilities of BAYER, the contracting parties shall in each case reach an understanding at an early date, i.e. in the preliminary planning stage, about the question whether KRONOS shall obtain such extra requirements from third party suppliers or whether KRONOS or BAYER shall establish new facilities in order to achieve the best possible economic results for either partner while taking into consideration the overall situation of both partners.


Section 2
Supply of auxiliary and operating materials from BAYER inventories

Following its letter of April 25, 1979, KRONOS waives material supplies from technical inventories or workshop inventories of BAYER AG. In principle, BAYER is no longer willing to supply KRONOS with auxiliary and operating materials. Basically, an exception is not provided for in cases of operating failures either.

This waiver does not comprise fire brigade and work safety inventories and isotope store rooms where BAYER is obliged to keep stocks for KRONOS for safety reasons.


Section 3
Supply of raw materials

BAYER undertakes to take into consideration, when buying raw materials from third party suppliers (at present only oxygen and nitrogen), the requirements announced by KRONOS to BAYER and to supply KRONOS with such raw materials at the take-over price as defined in Section 14, subsection 1 and/or as agreed on for the supply of nitrogen and oxygen on June 30, 1995 in Annex 3.

Section 4
Supply of BAYER products
(except sulfuric acid and chlorine)

BAYER is prepared to meet KRONOS' requirements of BAYER products (except sulfuric acid and chlorine). Deliveries shall be effected at selling prices and conditions to be agreed upon in each case with the responsible BAYER sales departments.


Section 5
Supply of sulfuric acid

 1. BAYER undertakes to meet the sulfuric acid requirements of KRONOS' Leverkusen production plant and KRONOS undertakes to obtain from BAYER the quantities of sulfuric acid needed to meet the requirements of its Leverkusen production plant.

     This obligation of KRONOS shall become void only if the production of titanium dioxide base material by the sulfate process is entirely discontinued at KRONOS.

 2. Quantity, price and the other takeover conditions for the supply of sulfuric acid shall be determined according to the agreement on the supply of sulfuric acid of June 30, 1995 in Annex 4.


Section 6
Supply of chlorine

 1. BAYER undertakes to supply KRONOS with the quantities of chlorine agreed on and KRONOS undertakes to take the corresponding quantities from BAYER.

 2. The quantity, price and the other conditions of the supply of chlorine shall be governed by the agreement on the supply of chlorine of June 30, 1995 in Annex 8.


Section 7
Supply of energies

 1. For the operation of the facilities of KRONOS, BAYER shall make available energies in the form of electric power (current), steam, compressed air, control air, drinking water and process water, fully demineralized water, ammonia (cooling system -20 degrees centigrade), natural gas, acetylene, and boiler feed water. KRONOS undertakes to take from BAYER the required quantities of these energies. Volumes, prices and conditions of such supply of each type of energy are laid down in the agreement on the supply of energies of June 30, 1995 in Annex 1. There is agreement between the parties that sufficient capacities are and will be available to meet KRONOS' present energy requirements.

 2. KRONOS shall not be permitted without prior approval of BAYER, to pass on or sell energies to third parties, i.e. parties other than subsidiaries of NL Industries, Inc. as defined in Section 1, subsection 3 of the Contract. This applies to the subsidiaries mentioned above.

 3. KRONOS shall be authorized to cancel the supply of energies either wholly or in part. After such cancelling KRONOS shall remain under the obligation to pay the nonreducible fixed costs for the cancelled energy quantities over a period of three years from the date of the cancellation. If energy, potentially as a partial quantity, is taken in the third year after the cancellation, these costs of proportionate costs shall be borne for another year.

     Charging of fixed costs as outlined under Section 7, subsection 3 does not apply at present to energies with mixed price calculation as outlined under
     Section 5, subsection 2 of Annex 1.

 4. Energy supplies shall be newly agreed on if there are changes owing to a future complete elimination of energies which till then were generated by BAYER itself.


Section 8
Agreement on maintenance, radiation protection, services and definition of competences

 1. BAYER undertakes to assume the maintenance of the ionization smoke detectors of KRONOS and to provide services in connection with the radiometric measuring and X-ray facilities of KRONOS and to handle the personal dosimetry for employees of KRONOS.

 2. The scope, price and the other conditions for the rendering of these services shall be determined as defined in the Agreement on maintenance, radiation protection, services and definition of competences of June 30, 1995 in Annex 5.


Section 9
Services rendered by the purchasing departments

Following its letter of April 25, 1979, KRONOS renounces the services of the BAYER purchasing departments. BAYER is no longer willing to render the purchase services on behalf and for account of KRONOS. This applies also in case of operating failures.

The supply of nitrogen and oxygen shall be subject to Section 3 of this Contract.

Section 10
Services rendered by auxiliary and subsidiary departments
(excepting the dumping site)

 1. KRONOS shall be entitled to demand services from BAYER auxiliary and subsidiary departments in as far as the capacities available with BAYER are sufficient taking into account BAYER's own requirements. Both parties are agreed that the services available are and will be sufficient to meet KRONOS' present requirements.

 2. The takeover price shall be computed according to the provisions of Section 14 (2) of this Contract.

 3. With respect to the utilization of the facilities mentioned below, the following shall be agreed:

     3.1  Technical departments
          KRONOS' use of services rendered by the BAYER technical offices - except the design bureau - as well as the BAYER technical proceeding department shall in each case require a pertinent arrangement to be made between BAYER and KRONOS defining extent of and compensation for the orders to be executed by BAYER at the request of KRONOS.

          The same shall apply to the use of the services rendered by the BAYER labor study offices, on the understanding that BAYER will charge the costs pursuant to Section 14 (2).

     3.2  Pallet pool
          Following its letter of February 7, 1994, KRONOS waives the further use of utilization of the BAYER pallet pool for incoming traffic. Basically BAYER is no longer willing to make available to KRONOS pallets from its pool store. An exception is basically not provided for in cases of operating failures either.

     3.3  Waste waters
          Observing the legal provisions on water pollution control, KRONOS shall be entitled to utilize BAYER's waste water canals for carrying off its waste waters based on the draft permit by the chief district official (Regierungsprasident) of Cologne of March 14, 1966 in the ruling version, at present on the basis of the permit notice of March 20, 1981 amended for the last time by the 23rd amendment December 23, 1993 and of the "side letter" of June 2, 1966.

          KRONOS shall contribute an annual lump sum, determined pursuant to Annex 6, to the operating costs of the canals and shall share in the operating costs of the collection system pursuant to Annex 2, however with a service surcharge of 29.2%.

          Subject to the approval by BAYER (WV-UWS), KRONOS shall be entitled to use the bio-canal up to a quantity to be fixed in each case. The costs for the use of the bio-canal shall be computed pursuant to
          Section 14 (2).

          Any damage or injury caused by KRONOS through nonobservance of current of future legal and administrative provisions pertaining to the transport and discharge of waste waters as well as of the operating provisions agreed upon between BAYER and KRONOS shall be compensated by KRONOS.

     3.4  Telephone and staff locator system

          Within the framework of its own telephone plant BAYER shall make available to KRONOS for its departments and plants 10 restricted stations without authorized access to exchange lines with all facilities, excluding telephone sets and internal switch board.
          KRONOS shall in return share in the current costs of the telephone network in the proportion of the number of restricted stations made available to KRONOS to the total number of restricted and unrestricted stations in operation at BAYER's Leverkusen plant.

          All restricted and unrestricted telephone stations of KRONOS are connected to KRONOS' own private branch exchange. This PBX is located in the KRONOS administration building outside BAYER's Leverkusen premises. It is connected with BAYER's telephone network via five cross connections, which ensures that the emergency numbers 110 and 112 are switched from all KRONOS phone apparatuses to the BAYER offices in charge. Connection between the KRONOS private branch exchange and the KRONOS buildings in the F-block of buildings is effected by use of the BAYER underground cable system.

          KRONOS shall share in the current costs for the underground cable system in the proportion of the number of all restricted and unrestricted stations of KRONOS to the total number of all stations operated by BAYER in the BAYER Leverkusen plant and by KRONOS.

          KRONOS shall share in the costs of the staff locator system for the utilization thereof in the proportion of the number of staff location receiver units made available to KRONOS to the total number of receiver units operated by BAYER and by KRONOS.

          If KRONOS' requirements for communication engineering services change in the future, BAYER shall try to comply with KRONOS' request for modification as far as this is feasible within the scope of the Telekom provisions and the technical possibilities.

     3.6  Factory railway

          KRONOS shall be entitled to have its goods transported by BAYER on the factory railway. The costs for these services will be charged pursuant to Section 14 (2).

          KRONOS shall take care to ensure that the wagons and wagon-carrying trailers are not kept occupied for an unnecessarily long time and are loaded and unloaded without delay.


Section 11
Right to use the Burrig dumping site

 1. Within the framework of the legal and administrative provisions concerning the disposal of chemical waste, KRONOS shall be entitled to have refuse removed by BAYER to the existing Burrig dumping site up to a maximum quantity of 35,000 cubic meters per year.

 2. KRONOS shall share in the operating costs of the Burrig dumpsite (excluding depreciation and including an extra charge pursuant to Section 14 (2) and a service-to-capital rate pursuant to Section 11 (3)) proportionately to the actually dumped quantities.

     For each type of waste (classification based on authorities' catalogue) a cost unit rate will be computed on the basis of the nature of the material and the necessary or mandatory treatment at the dumpsite.

     Cost of transport will be borne by waste deliverer.

 3. In addition, KRONOS shall contribute, to those investments that BAYER is required to make because of administrative provisions for the disposal of chemical waste, an amount per cubic meter - not subject to additional charges - in proportion to the capacities used. This so-called service-to-capital rate shall be revised annually and increases with each new completed dumpsite investment since BAYER is contractually entitled, from the end of an investment phase, to debit KRONOS with the service-to-capital rate calculated for said investment phase, the rate being payable until the end of the dumpsite use by KRONOS or until the moment of closure of the dumpsite, that means independent of the period of utilization of said investment.

     The service-to-capital rate covers depreciation and interest incurred by BAYER for the dump capacities used by KRONOS. The interest rate used in the calculation corresponds to the ruling ground lease interest rate, which at present is 7.75%.

 4. In addition, KRONOS shall share as follows in the safety steps to be taken by BAYER on the Burrig dumpsite in compliance with official regulations and impositions by the authorities:

     The costs for steps taken until December 31, 1991 with regard to so-called old waste deposits (these steps including the groundwater barrier as far as it safeguards the dumpsite-cf. agreement of August 11, 1994) shall be shared by KRONOS by a fixed percentage of 17.57%. This corresponds to the volume dumped by KRONOS in proportion to the total dumped volume on the key date of December 31, 1991.

     Steps taken for "future" waste dumpings, i.e. after January 1, 1992, shall be shared by KRONOS, within the scope of current fund raising, by a cost rate which is added to the fund raising rate and which is put to the reserves provided by BAYER for such measures.

     KRONOS shall share in the annual costs and nonrecurrent expenditures incurred during or after the closure of the dumpsite in accordance with the provisions of the contract on the closure of the Burrig dumpsite of July 7/July 20, 1989.

 5. Upon request, BAYER shall allow KRONOS an insight into the records of the current hazard estimate, official documents and the current cost estimate.

 6. KRONOS shall observe the current BAYER transport and packaging instructions which regard the incineration plant and the dumpsite as well as BAYER's current internal waste directives.

 7. KRONOS shall bear technical construction measures which may become necessary in the salt deposits as a result of the dumping of iron sulfate by KRONOS. The costs for the other measures shall be borne by BAYER.


Section 12
Servicing of facilities

Unless otherwise stipulated, KRONOS shall take charge of the operation, maintenance and repairs of the KRONOS-owned facilities and parts thereof that are located on the ground lease estate. Details shall be agreed on by the contracting parties when necessary.


Section 13
The according to KRONOS employees in Leverkusen of equal status with BAYER employees; services rendered by the general, administrative and social institutions

 1. KRONOS shall be entitled to make use of the services rendered by the general and administrative institutions of BAYER.

 2. In view of the close physical, technical and economic integration between BAYER and KRONOS, KRONOS shall largely accord to its employees in Leverkusen, with respect to the legal, economic, cultural and social contents of their employment relations, equal status with comparable BAYER employees in Leverkusen. KRONOS employees can consequently participate in the social institutions of BAYER and in the events arranged by ZB PS Coordination of Education and in BAYER's advanced vocational training programs without any discrimination.

 3. KRONOS shall share in the costs of said institutions in accordance with the key agreed upon in each case; to the contributions so computed shall be added additional charges pursuant to Section 14 (3). A list of the existing institutions - which does not claim to be complete - including the applicable cost centers and keys is attached to this Contract as Annex 2.

     No additions shall be charged on the enterprises's/employer's contributions to the pension scheme of BAYER AG employees and to the BAYER-Betriebskrankenkasse (BAYER Sick Scheme).

     a)   Pension Scheme

          The Pension Scheme shall be subject to the provisions of Article 5 (2) of the Instruction of the Tripartite I.G. Farben Control Group of June 20, 1952. Employees newly recruited by KRONOS or persons taken over as salaried employees shall be entitled to apply for admission to the Bayer Pension Scheme.

          KRONOS employees shall be accorded equal status with the employees of BAYER in respect of all rights and obligations under the BAYER Pension Scheme. KRONOS shall be obliged to contribute to the Pension Scheme according to the same principles as BAYER.

     b)   Sick Scheme and Life Insurance Mutual Fund (Beistandskasse)

          The employees of KRONOS can become members of the Sick Scheme of BAYER AG pursuant to the provisions of the Social Insurance Ordinance. According to Article 5 (2) of the Instruction of the Tripartite I.G. Farben Control Group, the KRONOS employees shall be entitled to become members of the Beistandskasse der Werksangehorigen der BAYER AG, Sterbegeldversicherung auf Gegenseitigkeit (Life Insurance Mutual
          Fund).

          The contracting parties are agreed that KRONOS employees do not acquire a title directly against BAYER. This shall not affect claims by KRONOS employees against institutions, which are directly derived from their membership with these institutions.


Section 14
Calculation of supplies and services

 1. The takeover price for supplies of (raw) materials and services that BAYER purchased from third parties is calculated as follows:

 a)       Acquisition costs                  (invoice price less discounts, rebates, turnover tax
                                             plus delivery costs according to BAYER's accounting
                                             procedures)

 b)       Materials handling overhead
 c)       Surcharge on b)                    in the amount of 22.2% to cover the prorated overheads
                                             and interest on the capital employed

 d)       Cost price                         (= sum a + b + c)

 e)       Turnover tax on d)
 f)       Price of the supply                (= sum d + e = takeover price)

 2. The following scheme shall be used for the calculation of the services rendered by the auxiliary and subsidiary departments and the Burrig dumpsite pursuant to Sections 10 and 11:

 a) Costs and/or accounting prices on cost basis as charged to a BAYER department for similar supplies or services.

 b) Addition to cover prorated overhead and interest on capital employed on:

 -        services by the transport departments (including factory
          railway)                                                                    37.8%

 -        services by laboratories, development departments, the
          technical service departments and material testing departments as well as sewer system
                                                                                      29.2%
 -        services by workshops, stocks, technical departments, use of bio-canal and dumpsite services of other auxiliary and
          subsidiary departments
                                                                                      22.2%

 c)       Cost price                                                                  (= sum a + b)

 d)       Turnover tax on c)
 e)       Price of the service = takeover price                                       (= sum c + d)

 3. The following scheme shall be used for the calculation of services rendered by the general and administrative departments as mentioned in Annex 2 attached to Section 14.

 a)       Costs and/or accounting price on cost basis as charged to a BAYER department for similar supplies or services,
 b)       Addition of 22.2 percent to cover prorated overhead and interest on capital employed

 c)       Cost price                                                            (sum a + b)

 d)       Turnover tax on c)
 e)       Takeover price                                                        (sum c + d)

 4. If changes occur in BAYER's cost accounting, the contracting parties shall agree on any necessary adjustment of this Contract to the new accounting method.


Section 15
Payments

Payment of the supplies and services rendered under this Contract and under the Agreements annexed shall be subject to the terms of payment as defined in Annex 7 unless other provisions are defined in the individual agreements.


Section 16
Deliveries and services to other KRONOS facilities

If BAYER makes deliveries and renders services to KRONOS facilities outside Leverkusen (e.g. Nordenham), the contracting parties shall reach an understanding about the details.


Section 17
Impossibility of the performance of the contract

 1. If, for reason of force majeure or for compelling business reasons, e.g. rebuilding at the quay, the blocking of roads because of the relaying of pipes, rails, etc., the stoppage of machines for a general overhaul, it is temporarily impossible for BAYER to carry out in full the services that BAYER undertakes under this Contract to perform for KRONOS, it shall be accepted as a principle that, until such difficulties have been overcome, the interests of KRONOS shall be protected in the same way as the interests of the BAYER departments concerned in the particular question.

 2. If, for compelling business reasons (e.g. extraordinary repairs), one of the parties is temporarily unable to meet its contractual obligations this party shall inform the other party as early as possible of potentially resulting restrictions in order that resulting adverse effects can be avoided as far as possible through early planning.

     Cutbacks of supplies and services shall be prorated between KRONOS and BAYER according to the consumptions by KRONOS and BAYER and the BAYER departments in question during the preceding six calendar months.


Section 18
Liability

 1. All types of damage claims on a party shall be excluded, including claims because of restrictions or interruptions of supplies and services, quality changes etc., as well as claims for consequential damage, i.e. damage that is not caused directly to property of a party or that results from the handling of the Supplies and Services Contract and of any agreements included in, or referring to, this Contract.

 2. Peremptory legal liability provisions shall remain unaffected; the liability of both parties shall be restricted, however, to the care they would usually exercise in their own affairs.


Section 19
Reciprocal obligation to give information

 1. In respect of any proportionate debits arising out of total costs, KRONOS shall be entitled to demand statements revealing in detail the cost centers where these costs have arisen.

 2. The information necessary for the calculation of the debits to be made, e.g. wages and/or salaries, number of employees, shall be communicated by KRONOS to BAYER.

 3. The chartered accountants of both parties shall at the request of either party render to the other party a statement as to whether the figures used are in conformity with the books and whether the debits have been made according to the agreed distribution keys. The chartered accountants shall inform their principals on the data they made available to the chartered accountants of the other party.


Section 20
Non-claiming of services according to
Section 1, subsection 2, sentence 2

As BAYER must make its arrangements regarding capacity, personnel etc. to meet the requirements of KRONOS within the scope of this Contract, KRONOS shall notify BAYER as early as possible, but giving at least a three-month notice, if certain supplies and services KRONOS is entitled to claim and which it did claim (Section 1 (2) sentence 2) are no longer required for reasons of operational reorganizations. In the event of KRONOS making a declaration in writing of this nature in respect of certain supplies and services, the responsibility of BAYER to fulfill the services or supplies in question shall terminate after expiry of the term provided.

Section 21
Inventions

 1.  Should the use of BAYER services by KRONOS result in patentable inventions

     a) made solely by BAYER employees, the sole proprietary rights in such inventions shall, within the framework of the legal regulations in force, belong to BAYER; KRONOS shall have the non-exclusive right, however, to use such inventions for its own business free of charge and a non-exclusive right for its parent company, NL Industries, Inc. on reasonable conditions to be stipulated from case to case;

     b) created by inventive contributions from employees of both BAYER and KRONOS, such inventions shall, within the framework of the legal regulations, be in principle the common property of BAYER and KRONOS. KRONOS may assign to NL Industries, Inc. the right of sharing in the utilization of such inventions. BAYER and KRONOS shall, on such occasions, reach an understanding regarding their respective share in the property, alienation of the share, utilization and enforcement of rights in or arising from potential protective rights in joint inventions; both parties may make unlimited use, free of charge, in their own business, of inventions made in common.

     c) As far as KRONOS - pursuant to paragraphs a) and b) above - and NL Industries, Inc. - pursuant to paragraph b) above - make use, free of charge, of protective rights in which BAYER inventors have a share and for which payment of compensation to inventors may be claimed, KRONOS and NL Industries, Inc. shall make available to BAYER the necessary funds for this purpose. The same arrangement shall apply vice versa to inventors in the employment of KRONOS if BAYER makes use of protective rights owned in common by BAYER and KRONOS.

 2. If the utilization of BAYER services by KRONOS leads to non-patentable results, both parties shall be entitled to make unlimited use thereof in their own business, free of charge, irrespective of the authorship.


Section 22
Hardship clause

If unintended hardships arise for either of the contracting parties as a result of an essential change in the conditions prevailing during the term of the Contract, both parties shall endeavor to arrive at new arrangements taking into account the interests of either party. If no agreement can be reached - amicable or in the arbitration committee - the decision shall be left to the discretion of the court of arbitration pursuant to Section 26.

Section 23
Secrecy

Both parties undertake not to disclose to any third party any information to be regarded as confidential. Information to be regarded as confidential shall also include such data as prices and terms conceded by suppliers, special sources of supply and the calculations disclosed in the settlement of accounts notwithstanding KRONOS' right of informing its parent company, NL Industries, Inc., of the kind, volume and costs of the supplies and services obtained from BAYER under this Contract. Each party shall make arrangements such as to ensure that confidential information becoming known to the department concerned will not be passed on by this department to other departments of the enterprise unless this is required for the proper execution of this Contract.

These undertakings shall remain valid also after the termination of this Contract.


Section 24
Safeguard clause

If any of the provisions of this Contract, wholly or partly, is or becomes legally ineffective, regardless of the reasons, or if a gap which needs filling is incurred, this shall not affect the legal force of the other provisions.

Both parties undertake to replace the legally ineffective provision or the gap which needs filling, if possible, by another provision of equal economic efficiency. If they do not come to an agreement thereon amicably or in the arbitration committee pursuant to Section 25, the court arbitration shall decide pursuant to Section 26.


Section 25
Arbitration Committee

 1. For amicable conference on all questions arising from this contract including annexes and supplementary agreements as well as from the ground lease contract (Erbbaurechtsvertrag) of June 21, 1952 and for the adjustment of the agreements to changing economic conditions as well as for the settlement of any disputes, an arbitration committee shall be formed, to which each of the contracting parties shall delegate one representative. Each representative so delegated to the arbitration committee may call in as advisors up to three employees of the contracting party by which he was appointed.

 2.  The committee shall meet at the request of one of the parties.

 3. Decisions of the arbitration committee shall be binding on the contracting parties if both parties have been represented on the committee and the decision is unanimous.


Section 26
Arbitration Court

 1. All disputes arising from this Contract including annexes and supplementary agreements, the ground lease contract (Erbbaurechtsvertrag) of June 21, 1952, as well as from any decision of the arbitration committee in accordance with Section 25, shall, without recourse to legal action, be settled by an arbitration court, if the arbitration committee under Section 25 has not come to a unanimous decision.

 2. The arbitration court shall consist of two members, one of whom shall be appointed by each party, and a chairman. The aggrieved party shall inform the other party by registered letter of the circumstances of the case which make necessary a decision of the arbitration court and at the same time shall nominate its arbitrator, who shall preferably be its representative on the arbitration committee. Within a period of three weeks the other party must nominate its arbitrator, who preferably should have been its representative on the arbitration committee. If it does not fulfill this obligation within the specified period of time, the arbitrators shall at the request of the other party be nominated by the President of the Federal Court of Justice. If the two arbitrators do not come to an agreement within a period of two months after the nomination of the last arbitrator, they shall within that period agree on the choice of a chairman. If they fail to do so, the chairman shall be appointed by the President of the Federal Court of Justice. The chairman must have the qualifications of a judge pursuant to the German Law on the Judiciary and be versed in economic matters.

     The finding of the arbitration court which must also include a decision concerning the payment of costs, shall be final. Moreover, the procedure shall be governed by the rules of arbitration of the German Committee for Arbitration Procedures modified in that the appointment of the arbitrators shall be governed by the aforementioned provisions.

Section 27
Writing clause

Supplements to and annulment, modification, as well as termination of this Contract, shall me made in writing and shall require the signing by each party. This requirement of form can only be waived by a declaration signed by either party.


Section 28
Entry into force, duration and extension of contract

This Contract with its Annexes 1 to 8 shall supersede as from January 1, 1994 the contract of September 9, 1971 which had been extended in mutual agreement till December 31, 1993. The Contract shall end with the expiration of December 31, 2011. If KRONOS desires to obtain from BAYER supplies and services of the nature covered by this Contract beyond this date, KRONOS shall inform BAYER accordingly by December 31, 2005. BAYER shall then inform KRONOS within three months whether and, if so, to what extent supplies and services will be provided beyond December 31, 2011.


Leverkusen, June 30, 1995
BAYER AG

/s/ Dr. Volker Charbonnier

/s/ Albert Schwall


Leverkusen, June 30, 1995
KRONOS TITAN-GMBH

/s/ Dr. E. Gaertner

/s/ Dr. J. Hoene


Leverkusen, June 30, 1995
KRONOS INTERNATIONAL, INC.

/s/ Dr. E. Gaertnr

/s/ Dr. J. Hoene


Annex 1:  Energy supplies (Re:  Section 7)

Annex 2: Determination of the costs of services by the general departments, administration and social facilities (Re: Section 13 (3))

Annex 3:  Agreement on the supply of nitrogen and oxygen (Re:  Section 3)

Annex 4:  Agreement on the supply of sulfuric acid (Re:  Section 5)

Annex 5: Agreement on maintenance, radiation protection, services and definition of competences (Re: Section 8)

Annex 6: Calculation of the annual lump sums to cover the costs incurred by BAYER for the waste water canals (Re: Section 10 (3.3))

Annex 7:  Terms of payment (Re:  Section 15)

Annex 8:  Agreement on the supply of chlorine (Re:  Section 6)

CERTIFICATE REGARDING
FOREIGN LANGUAGE DOCUMENT


Pursuant to the requirements of Rule 306 of Regulation S-T, the undersigned officer of the Registrant hereby represents that the foregoing document entitled "Contract on Supplies and Services" and attached as Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1995, is a fair and accurate translation to English of the German language document "Contract on Supplies and Services" among Bayer AG, Kronos Titan-GmbH, and Kronos International, Inc. executed on June 30, 1995.





                                        NL INDUSTRIES, INC.
                                            (Registrant)



Date:  October 26, 1995         By /s/ Dennis G. Newkirk
                                   Dennis G. Newkirk
                                    Vice President and Controller
                                    (Principal Accounting Officer)